We consent to the incorporation by refence in this Annual report (Form 10-K) of JLG Industries, Inc. of our report dated September 8, 1994 included in the 1994 Annual Report to JLG Industries, Inc.

Our audits also included the financial statement schedules of JLG Industries, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by refence in the Registration Statements on Form S-8, No. 33-60366, No. 2-87955 and No. 33-75746, of our report dated September 8, 1994 with respect to the consolidated financial statements and schedules of JLG Industries, Inc. included and incorporated by refence in the Annual Report (Form 10-K) for the year ended July 31, 1994.

Ernst & Young LLP
Baltimore, Maryland
October 19, 1994